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                                                                    Exhibit 11.1

                         COMMUNICATIONS CENTRAL INC.

                 COMPUTATION OF HISTORICAL EARNINGS PER SHARE
                   (In thousands, except per share amounts)

                                                                 YEAR ENDED JUNE 30
                                             -----------------------------------------------------------------
                                                   1996         1995         1994         1993         1992
                                             -----------------------------------------------------------------
Primary and fully diluted:
 Weighted average common stock
  outstanding during the period                   6,055        5,714        3,100         441          441
Net effect of dilutive stock options
  and stock warrants computed in
  accordance with the treasury stock
  method                                              -          350          280           -            -
Dilutive effect of common stock
  equivalents issued subsequent to
  NovemberE1,E1992 computed in
  accordance with the treasury stock
  method as required by the SEC(1)                    -            -          254         552          552
                                             -----------------------------------------------------------------
Total                                             6,055        6,064        3,634         993          993
                                             =================================================================

Net income (loss)                              $(17,946)      $3,172       $2,779     $ 1,084      $(1,627)
Less: Accretion on redeemable warrants                -            -         (144)       (202)        (136)
Less: Preferred stock dividends                       -            -         (615)       (923)        (622)
Less: Accretion on redeemable preferred
  stock                                               -            -         (985)     (1,355)        (874)
                                             -----------------------------------------------------------------
Net income (loss) available for common
  stock and common stock equivalents           $(17,946)      $3,172       $1,035     $(1,396)     $(3,259)
                                             =================================================================
Per share amount                               $  (2.96)      $ 0.52       $ .028     $  (.41)     $  (.28)
                                             =================================================================

(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.